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Exhibit 23.4

INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference in this Registration Statement of Iron Mountain Incorporated on Form S-8 of our report dated February 21, 2003 (which expresses an unqualified opinion), appearing in the Annual Report on Form 10-K as amended in the Annual Report on Form 10-K/A of Iron Mountain Incorporated for the year ended December 31, 2002, on the consolidated financial statements as of October 31, 2001 and 2002 and for the three years ended October 31, 2002 of Iron Mountain Europe Limited and to all references to us included in this Registration Statement.

RSM Robson Rhodes LLP

Chartered Accountants
Birmingham, England

June 5, 2003

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INDEPENDENT AUDITORS' CONSENT